UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

Filed by the Registrant   ☐

Filed by a Party other than the Registrant   ☒

Check the appropriate box:

☐           Preliminary Proxy Statement

☐           Confidential, for Use of the Commission Only (as permitted by Rule14a-6(e)(2))

☐           Definitive Proxy Statement

☒          Definitive Additional Materials

☐           Soliciting Material Under Rule 14a-12

BENCHMARK ELECTRONICS, INC.
(Name of Registrant as Specified in Its Charter)

ENGAGED CAPITAL MASTER FEEDER I, LP
ENGAGED CAPITAL MASTER FEEDER II, LP
ENGAGED CAPITAL CO-INVEST II L.P.
ENGAGED CAPITAL I, LP
ENGAGED CAPITAL I OFFSHORE, LTD.
ENGAGED CAPITAL II, LP
ENGAGED CAPITAL II OFFSHORE LTD.
ENGAGED CAPITAL, LLC
ENGAGED CAPITAL HOLDINGS, LLC
GLENN W. WELLING
JEFFREY S. MCCREARY
ROBERT K. GIFFORD
BRENDAN B. SPRINGSTUBB

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒          No fee required.

☐           Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)           Title of each class of securities to which transaction applies:

(2)           Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)           Proposed maximum aggregate value of transaction:

(5)           Total fee paid:

☐           Fee paid previously with preliminary materials:

☐           Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)           Amount previously paid:

(2)           Form, Schedule or Registration Statement No.:

(3)           Filing Party:

(4)           Date Filed:

Engaged Capital, LLC, together with the other participants named herein (collectively, "Engaged Capital"), has filed a definitive proxy statement and an accompanying BLUE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of director nominees at the 2016 annual meeting of stockholders of Benchmark Electronics, Inc. (the “Company”), a Texas corporation.

Item 1: On April 20, 2016, Engaged Capital issued a Supplemental Presentation, which is attached as Exhibit 1.

Item 2: On April 20, 2016, Engaged Capital issued the following press release:

ENGAGED CAPITAL RESPONDS TO BENCHMARK ELECTRONICS’ LETTER AND PRESENTATION TO SHAREHOLDERS

•	BHE Continues to Use Misleading Metrics and Performance Periods in an Attempt to Cover Up a Long History of Underperformance
•	Engaged Capital Details the Significant and Relevant EMS Experience of its Highly-Qualified Nominees
•	Engaged Capital Releases Second Presentation Highlighting Flaws in Benchmark’s Presentation to Shareholders
•	Vote the BLUE Engaged Capital Proxy Card today to Elect Robert K. Gifford, Jeffrey S. McCreary, and Brendan B. Springstubb

Newport Beach, CA, April 20, 2016 /Business Wire/ - Engaged Capital, LLC (together with its affiliates, “Engaged Capital”), an investment firm specializing in enhancing the value of small and mid-cap North American equities and a 4.9% shareholder of Benchmark Electronics, Inc. (“BHE” or the “Company”) (NYSE: BHE), announced today that it has issued a third letter to BHE shareholders in connection with its campaign to elect three highly-qualified directors at the Company’s upcoming May 11, 2016 Annual Meeting of Shareholders. Additionally, Engaged has issued a second presentation highlighting flaws in the Company’s presentation to investors. The letter and presentation are available on its website www.adeeperbench.com.

April 20, 2016

To Our Fellow Shareholders:

Engaged Capital, LLC (together with its affiliates, “Engaged Capital” or “we”) is the owner of 2,428,221 shares of common stock of Benchmark Electronics, Inc. (“Benchmark,” “BHE” or the “Company”), representing approximately 4.9% of the Company’s outstanding shares. Last Friday, BHE’s Board of Directors (the “Board”) released a letter to shareholders attacking our highly qualified nominees and questioning our record of value creation. Given BHE’s indisputable long-term track record of underperformance, it is no surprise to us that the Company and their highly-paid advisers (who, we note, have a vested financial interest in dragging out this proxy contest) have resorted to attacking our nominees, rather than having a debate based on facts and data. To counter that, this letter and related presentation will correct the Company’s misleading assertions and remind our fellow shareholders of the facts.

BENCHMARK’S LONG-TERM UNDERPERFORMANCE

In the Company’s presentation and letter to investors, management and the Board continue to cite an irrelevant “since 2011” performance period for all of their shareholder return comparisons. Apparently, the Company is hoping investors will forget BHE’s 2011 performance was severely disrupted by flooding in Thailand – a fact that makes comparisons to 2011 performance wholly inappropriate. We believe it is important to point out that the Company’s choice of using 2011 as the year they begin all comparisons is not by chance, but by necessity. As the below chart shows, performance since 2011 is the only starting point in the last decade where the Company can claim any modicum of outperformance relative to peers. We would also remind you that, in the Company’s April 6th letter to shareholders, the Board suggests shareholders should ignore the stronger long-term performance of BHE’s peers because this outperformance was driven by “very low starting points.” Wouldn’t measuring BHE’s performance since 2011 represent the use of a similar “low starting point” that, by the Board’s logic, shareholders should ignore?

FACT: Benchmark has significantly underperformed all relevant peers and indices1 on a short and long-term basis.

BENCHMARK’S WORKING CAPITAL ANALYSIS HIGHLIGHTS THE COMPANY’S WEAK FINANCIAL ACUMEN

BHE continues to deflect criticism regarding their abysmal management of working capital.  The facts simply show that BHE does not know how to manage shareholder’s capital.  After all, BHE is the only company amongst its peer group that finances its customers for free by paying their suppliers before they receive payment from their customers. As we detail in the presentation released today, BHE’s defense of their poor working capital management contains numerous fallacies that demonstrate the Company’s lack of financial acumen. First, BHE makes the assertion that the cash conversion cycle is correlated to the mix of revenue from non-traditional customers. As we demonstrate on slide 3 of the attached presentation, this is incorrect. Only days inventory (“DI”) shows any correlation to non-traditional mix. Second, BHE tries to assert that combining DI with days sales outstanding (“DSO”) allows for an “apples to apples” comparison with their competitor, Plexus. This bizarre logic conveniently ignores the fact that PLXS’ non-traditional revenue mix is substantially higher than BHE; thus PLXS would naturally have higher DI than BHE. Finally, BHE has stated that differences in “shipping terms” may account for the difference in DSOs. We find it hard to believe that “shipping terms” can account for a 16-day DSO gap considering 1) revenue recognition policies are consistent among BHE’s peers, and 2) there is nothing unique about BHE’s customer base that would necessitate “shipping terms” that are inconsistent with peers.

BHE further tried to insult shareholder’s intelligence by trying to justify the taking of supplier discounts by applying a misleading, unadjusted P/E multiple to inflate the supposed “value creation” from taking these discounts. We have highlighted to the Company and their advisors in our previous letter and presentation that they are using the wrong data to calculate P/E multiples, but since using the “right” data doesn’t give them the answer they want, they continue to try to “fool” shareholders by using numbers that are not comparable across the peer group. Using corrected valuation multiples eliminates entirely the “value creation” from taking supplier discounts. Additionally, we offer up this logical question: if BHE truly is driving more shareholder value by taking supplier discounts rather than increasing cash generation and ROIC, why don’t BHE’s competitors – who have demonstrated a higher degree of financial sophistication and created more long-term shareholder value, and trade at higher multiples – do the same?

Commenting on BHE’s working capital, Engaged nominee and former senior supply chain executive from Ingram Micro, HP, and Compaq, Robert Gifford stated: “In an industry characterized by slim margins, the key determinant of value creation is the amount of capital that must be deployed to generate these returns. In my view, BHE’s working capital represents a significant opportunity for value-creation.”

1 Data per FactSet as of 4/15/2016. Peers include FLEX, SANM, JBL, CLS, and PLXS

FACT: Benchmark is the only company amongst their EMS peers that pays their suppliers faster than they collect from their customers, tying up ~$300M of shareholder’s capital (33% of BHE’s enterprise value).

THE SECURE ACQUISITION ILLUSTRATES THE BOARD’S UNDISCIPLINED AND UNSOPHISTICATED APPROACH TO CAPITAL ALLOCATION

We agree with the Company that increasing BHE’s exposure to non-traditional end markets has the potential to create value for shareholders. However, such a strategy shift must be executed with the proper understanding of how deploying capital can create or destroy value. We believe the acquisition of Secure reflects the Board’s lack of understanding of how to evaluate capital deployment alternatives. While BHE has only provided limited data on the acquisitions of Suntron and CTS, we believe those acquisitions were consummated at reasonable multiples and fit with BHE’s core EMS business. On the other hand, the acquisition of Secure is significantly more costly, has only a minimal impact on BHE’s non-traditional revenue mix, and less than 20% of Secure’s revenue is generated in BHE’s core EMS business.

Furthermore, in acquiring Secure, we understand BHE outbid dedicated aerospace and defense OEMs in an auction process. Unquestionably, these other bidders for Secure have a superior understanding of Secure’s customers and end markets, and would have been able to generate more substantial revenue and cost synergies than BHE given the more significant overlap with their core businesses. We believe BHE significantly outbid the other suitors, meaning BHE paid more for a non-core asset that was intrinsically more valuable to the other bidders.

Commenting on BHE’s capital allocation discipline, Engaged nominee and former 20+ year Texas Instruments senior executive Jeffrey McCreary stated: “I believe one of the most important responsibilities of a director is to ensure that capital is allocated to the highest and best use.  While shifting the Company towards non-traditional markets has the potential to create value, pursuing acquisitions at premium multiples outside of the Company’s core competencies compounds risk and increases the likelihood of value destruction.”

FACT: The announcement of the acquisition of Secure resulted in an immediate 9% decline in the Company’s stock price and BHE’s largest shareholder disposed of half of its long-term position following the announcement.

BENCHMARK’S BOARD HAS FAILED TO PROVIDE EFFECTIVE OVERSIGHT

To be effective stewards of shareholders’ capital, we believe directors must devote a substantial amount of time and effort both inside and outside of board meetings. Often, public company CEOs simply cannot devote the time necessary to provide oversight as directors. As a result, we believe it is poor governance practice to have multiple public company CEOs serving on a single board. Having too many public company CEOs serving as directors risks turning the board into a “rubber stamp” for management. Further, we do not believe sitting public company CEOs should serve on compensation committees, as it is inherently a conflict of interest.

For a nearly two year-period ending this January, three of BHE’s seven independent directors were public company CEOs. Additionally, all three of these sitting public company CEOs served on the Compensation Committee in 2015, and the Committee is currently chaired by Mr. Williams, the current CEO of National Oilwell Varco. We do not think it is a coincidence that BHE’s poorly-designed and misaligned incentive compensation program was approved by a Compensation Committee with multiple public company CEOs serving as members.

FACT: The incentive compensation metrics and targets set by the Board incentivize management to pursue value-destructive M&A and provide no incentive for management to address BHE’s glaring working capital inefficiency.

BENCHMARK’S LONG-TENURED INCUMBENT DIRECTORS LACK RELEVANT EXPERIENCE

Bernee Strom, Clay Williams, and Michael Dawson – the incumbent directors we are seeking to replace – approved the value-destructive acquisition of Secure, and designed and approved a flawed incentive compensation program that promotes value-destructive M&A and an inefficient balance sheet. Additionally, and in stark contrast to our nominees, Messrs. Strom, Williams and Dawson have little to no relevant EMS experience.

Finally, three incumbent directors, including Messrs. Strom and Dawson, have served on the Board for at least 10 years. We believe new perspectives are needed in the board room.

FACT: BHE’s long-tenured nominees Strom, Dawson, and Williams have NO meaningful experience in the EMS industry.

ENGAGED CAPITAL’S NOMINEES ARE HIGHLY QUALIFIED AND HAVE CREATED SIGNIFICANT SHAREHOLDER VALUE

In contrast to BHE’s incumbent directors, Engaged nominees Gifford and McCreary have spent most of their careers in and around the EMS industry and, as a result, possess a wealth of directly relevant experience and are well equipped to generate lasting, long-term value for BHE shareholders.

Engaged Capital nominee Robert Gifford served as President of Supply Chain and Global Logistics for Ingram Micro, one of the world’s largest distributors of IT goods. Like BHE, Ingram Micro operates in a low-margin industry where working capital efficiency, supply chain management and a focus on ROIC are critical components of value creation. Previously, Robert led Compaq Computer’s groundbreaking efforts to outsource manufacturing to EMS providers and developed a close working relationship with companies such as Flex, Jabil, and Foxconn, among others. In conjunction with these efforts, Robert worked directly with the aforementioned EMS providers to build dedicated manufacturing facilities, design procurement operations, and optimize Compaq’s supply chain. At Hewlett Packard (“HP”), Robert continued to work directly with EMS companies as VP of Worldwide Logistics and transitioned many of HP’s products into the supply chain he developed at Compaq. Robert’s expertise in working capital management and 30+ years of experience managing manufacturing facilities around the world will add substantial value to BHE’s Board.

Engaged Capital nominee Jeffrey McCreary has served on the board of the Isola Group, a key supplier to the EMS industry, since 2006, and recently served as its interim CEO in 2015. Jeffrey developed a detailed understanding of the EMS industry during his 23-year career at Texas Instruments (“TI”), which included a 7-year stint as a Senior Vice President and Manager of Worldwide Sales, where he negotiated supply agreements, pricing, and terms & conditions with all of TI’s large EMS customers. At TI, Jeffrey also served as General Manager of Worldwide Military Semiconductors, giving him significant insight into the key aerospace and defense markets that Secure services. Finally, Jeffrey has decades of experience managing and overseeing manufacturing operations, including wafer fabrication, and assembly and test at TI, test facilities at Integrated Device Technology, and nine separate manufacturing facilities at the Isola Group. Jeffrey’s significant executive experience as both a customer of, and supplier to, the EMS industry will add substantial value to BHE’s Board.

As a director (and at IDTI, interim CEO), Jeffrey has an undisputable record of value creation across three different semiconductor companies – all of whom served as suppliers to the EMS industry.

Ticker	Company	Date of Jeff’s Appointment	Total Return During Tenure	S&P 1500 Total Return	Relative Performance
GND	Gennum Corporation	3/27/2008	57%	17%	+40%
MIPS	MIPS Technologies	12/7/2011	72%	23%	+49%
IDTI	Integrated Device Technology	6/20/2012	199%	55%	+144%

Finally, Engaged Capital nominee Brendan Springstubb would bring the sorely-needed perspective of a large shareholder into BHE’s board room. Approximately 18% of Engaged Capital’s portfolio is held in shares of BHE – no one would be more aligned with shareholder’s interests in the board room than Mr. Springstubb.
While the Board has argued Mr. Springstubb cannot add value in the board room, shareholders need to look no further than the depth and quality of the analysis in our presentations vs. the specious arguments made by the Company and its highly-paid advisors to see that Mr. Springstubb will make significant contributions for all shareholders of BHE.

FACT: Engaged Capital nominees McCreary and Gifford have decades of experience in the EMS industry and Engaged Capital owns ~7.5x more stock than the combined holdings of the entire BHE Board.

ENGAGED CAPITAL’S TRACK RECORD OF VALUE CREATION

BHE’s depiction of Engaged Capital’s performance is incomplete and misleading. Engaged Capital is a long-term shareholder of our core investments, with average holding periods between two and five years. Conveniently, BHE has selectively chosen to highlight a small number of our investments where we have recently joined the Board – in 3 out of the 6 investments the Company chose to highlight we have only joined the Board within approximately the last year.  Additionally, we note that BHE used the wrong index2 and, in four cases, used the wrong dates3 in assessing the performance of the positions where Engaged Capital has secured Board change.

Of course, lasting change takes time and thus choosing to highlight only a few of our investments where change is just beginning skews our track record of value creation to fit the story that BHE would like you to believe. Let us set the record straight: since the inception of our firm (10/1/2012) we have exited 13 core portfolio positions4 with an average return of 21.7% and a median return of 35.9%.

Ticker	Name	ROI	Max. Position Size	Holding Period (Days)	Agenda Item(s)
BDBD	Boulder Brands, Inc.	45.8%	22.6%	240	Strategy / Margins
TKR	Timken Company	44.2%	13.0%	626	Spin-off
OPLK	Oplink Communications	44.1%	13.9%	258	Strategy / Capital Allocation
AVAV	AeroVironment, Inc.	42.1%	24.3%	744	Capital Allocation / Governance
HAR	Harman International	38.1%	6.3%	265	Margins / Communications
SIMG	Silicon Image, Inc.	36.6%	19.7%	406	Strategy / Margins
PKT	Procera Networks	35.9%	6.8%	127	Cost Structure / Capital Allocation
PRXL	PAREXEL International	35.4%	9.3%	483	Margins / Communications
ESL	Esterline Technologies	33.4%	14.7%	421	Margins / Capital Allocation
DST	DST Systems, Inc.	14.7%	11.3%	214	Sale of Non-Core Assets
VOLC	Volcano Corporation	(4.0%)	18.8%	568	Capital Allocation / Margins
ANF	Abercrombie & Fitch, Co.	(18.3%)	14.0%	969	Governance / Margins
RTK	Rentech, Inc.	(66.0%)	11.9%	1,110	Capital Allocation / Margins

FACT: Engaged Capital has a strong track record of success creating lasting value for all shareholders of their portfolio companies, whereas the BHE Board has failed to create any meaningful value for shareholders since 2005.

2 As a small-mid cap fund, Engaged Capital measures its performance vs. the Russell 2000
3 For ROVI, MED, ANF and HTWR, board change was secured on 5/13/2015, 4/06/2015, 4/30/2014 and 1/28/2016 as opposed to the dates used by BHE (5/19/2015, 6/22/2015, 6/19/2014, and 3/14/2016)
4 Defined as any investment that exceeded a 6% weight in Engaged Capital’s portfolio

IT IS TIME INCUMBENT DIRECTORS ARE HELD ACCOUNTABLE

As we have stated before, BHE’s long-term underperformance, flawed incentive compensation structure, and unsophisticated approach to capital allocation are, in our view, symptoms of ossified incumbent directors who have failed in their duty to represent shareholders. Our highly-qualified candidates, who are fully aligned with shareholders’ interests, bring the necessary skills and expertise to fix BHE’s inefficient working capital, bring discipline to capital allocation, and would work diligently to correct management’s flawed incentive compensation program and improve investor communications – all with the goal of creating lasting value for the shareholders. Vote today to let the Board know: “The time for change is now!”

VOTE FOR OUR HIGHLY QUALIFIED SLATE OF DIRECTORS TO CREATE VALUE AT
BENCHMARK ELECTRONICS

PLEASE SIGN, DATE AND MAIL THE ENCLOSED BLUE PROXY CARD TODAY

Thank you for your support,

/s/ Glenn W. Welling

Glenn W. Welling

If you have any questions, or require assistance with your vote, please contact Morrow & Co., LLC, toll- free at (800) 662-5200, call direct at (203) 658-9400 or email: engaged@morrowco.com

About Engaged Capital:

Engaged Capital, LLC (“Engaged Capital”) was established in 2012 by a group of professionals with significant experience in activist investing in North America and was seeded by Grosvenor Capital Management, L.P., one of the oldest and largest global alternative investment managers. Engaged Capital is a limited liability company owned by its principals and formed to create long-term shareholder value by bringing an owner’s perspective to the managements and boards of undervalued public companies. Engaged Capital manages both a long-only and long/short North American equity fund. Engaged Capital’s efforts and resources are dedicated to a single investment style, “Constructive Activism” with a focus on delivering superior, long-term, risk-adjusted returns for investors. Engaged Capital is based in Newport Beach, California.

Investor Contact:

Morrow & Co., LLC
Tom Ball, 203-658-9400
tomball@morrowco.com

John Ferguson, 203-658-9400
jferguson@morrowco.com

or visit www.adeeperbench.com

Media Contact:

Bayfield Strategy, Inc.
Riyaz Lalani, 416-907-9365
rlalani@bayfieldstrategy.com

SOURCE: Engaged Capital, LLC

Item 3: The following materials were posted by Engaged Capital to www.adeeperbench.com:

Benchmark Shareholder Information Regarding **Upcoming Vote**

HOME | SHAREHOLDER INFORMATION | OUR NOMINEES | CONTACT | HOW TO VOTE

We believe Benchmark's leadership team has failed investors on a number of fronts. Learn More:

April 20, 2016

Supplemental Presentation

April 15, 2016

Engaged Capital's Perspectives on Benchmark Electronics

©2016 ENGAGED CAPITAL | TERMS AND CONDITIONS | PRIVACY POLICY